Exhibit 99.1

News Release

Yellow Corporation Provides Quarter-To-Date Operating Data for First Quarter 2022

NASHVILLE, Tenn., March 9, 2022 — Yellow Corporation (NASDAQ: YELL) reported certain operating metrics for the first two months of first quarter 2022.

For Yellow less-than-truckload (LTL), the percent change 2022 from 2021:

	Shipments per Workday	Weight per Shipment	Tonnage per Workday	Revenue per Hundredweight (a)	Revenue per Shipment (a)
January	(12.5)%	(3.9)%	(15.9)%	25.1%	20.2%
February	(22.9)%	(5.8)%	(27.4)%	33.8%	26.0%
QTD	(17.5)%	(4.7)%	(21.4)%	28.8%	22.8%
(a)
Includes fuel surcharge

“Financial results for the first two months of the quarter are improved compared to a year ago even though terminal operations were impacted from Covid-19 cases and weather during January and February,” said Darren Hawkins, Chief Executive Officer of Yellow Corporation. “February's tonnage decline was primarily impacted by limited terminal operations in select markets that lasted a few days attributable to these events. All Yellow operations are fully reinstated while demand for LTL service remains high and we continue to execute our strategy to improve profitability of the freight moving through our network.”

“Our goal to complete the transformation to One Yellow in 2022 remains on schedule. We are nearing completion of the design and modeling phase of the linehaul network integration to support both regional and long-haul service as well as streamline local pickup and delivery to eliminate duplication. When completed we will operate a fully integrated network with the speed, efficiency and consistency of a super-regional carrier,” concluded Hawkins.

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Cautionary Note on Forward-Looking Statements

Certain matters contained in this Current Report on Form 8-K concerning expected future events and financial results constitute forward-looking statements and are based upon management's expectations and beliefs concerning such future events impacting the Company. There can be no assurance that these future events will occur as anticipated or that the effect on the Company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About Yellow Corporation

Yellow Corporation has one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America with local, regional, national, and international capabilities. Through its teams of experienced service professionals, Yellow Corporation offers industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial, and retail goods with confidence. Yellow Corporation, whose principal office is in Nashville, Tenn., is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company Yellow Logistics.

Please visit our website at www.myyellow.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com

Media Contacts: Mike Kelley

913-696-6121

mike.kelley@myyellow.com

Heather Nauert

heather.nauert@myyellow.com